iStar

Press Release

iStar Reports First Quarter 2018 Results

NEW YORK, May 3, 2018

iStar (NYSE: STAR) today reported results for the first quarter ended March 31, 2018.

Highlights for the quarter include:

- Net income of $26.8 million or $0.35 per share
- Adjusted income of $132.3 million or $1.61 per share
- $328 million in new loan and net lease originations
- $287 million in sales proceeds of legacy assets generating $70 million in profit
- Marcos Alvarado joined as new Chief Investment Officer
- Andrew Richardson joined as Interim Chief Financial Officer and President of the Land Portfolio
- Recognized a GAAP increase to equity of $76 million and adjusted income of $79 million from previously unrecognized gains as a result of new accounting standards

iStar published a presentation detailing these results and a reconciliation of its non-GAAP financial metrics, which can be found on its website, www.istar.com, in the "Investors" section.

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through iStar's website and by using the dial-in information listed below:

Dial-In:	(800) 230-1093
International:	(612) 332-0228

1114 Avenue of the Americas
New York, NY 10036

T 212.930.9400
investors@istar.com

A replay of the call will be archived on the Company's website. Alternatively, the replay can be accessed via dial-in from 12:00 p.m. ET on May 3, 2018 through 11:59 p.m. ET on May 17, 2018 by calling:

Replay:	(800) 475-6701
International:	(320) 365-3844
Access Code:	447869

In addition, the Company will host its Annual Meeting of Shareholders at the Harvard Club of New York City on Wednesday, May 16, 2018 at 9:00 a.m. ET. The address is 35 West 44th Street, New York, New York 10036. All shareholders are cordially invited to attend.

• • •

iStar (NYSE: STAR) finances, invests in and develops real estate and real estate related projects as part of its fully-integrated investment platform. Building on over two decades of experience and more than $35 billion of transactions, iStar brings uncommon capabilities and new ways of thinking to commercial real estate and adapts its investment strategy to changing market conditions. The Company is structured as a real estate investment trust ("REIT"), with a diversified portfolio focused on larger assets located in major metropolitan markets. Additional information on iStar is available on its website at www.istar.com.

Company Contact:
Jason Fooks, Vice President of Investor Relations & Marketing

1114 Avenue of the Americas
New York, NY 10036

T 212.930.9400
investors@istar.com